[GRAPHIC OMITTED][NATIONAL RESEARCH CORPORATION LOGO]            1245 "Q" Street
                                                               Lincoln, NE 68508
                                                             Phone: 402-475-2525
                                                               Fax: 402-475-9061


Contact:   Patrick E. Beans
           Chief Financial Officer
           402-475-2525

                          NATIONAL RESEARCH CORPORATION
                ESTABLISHES OFFICE IN CANADA THROUGH ACQUISITION

LINCOLN, Nebraska (March 19, 2003) -- National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced that it had purchased the stock of Toronto, Canada-based Smaller World Communications (SWC), a provider of performance measurement services for healthcare organizations in Canada.

Although terms of the transaction were not disclosed, the Company does not expect the transaction to have any impact to previous provided earnings guidance.

Michael D. Hays, president and chief executive officer of National Research Corporation, said, "Founded in 1993, Smaller World Communications has earned an excellent reputation in Ontario and across the entire Canadian healthcare field. By combining our organizations, we will be able to accelerate our expansion in Canada by capitalizing on the approximately $700,000 revenue base that SWC has built as well as their strong base of existing relationships and experienced staff. In addition to establishing a presence in Toronto through this transaction, National Research also announced the opening of an office in Montreal.

"We believe that the purchase of SWC and the addition of an office in Montreal is very timely given the Canadian healthcare system is moving rapidly to standardization of measurement and public reporting of patients' experience. In fact, National Research Corporation's Picker family of surveys was recently selected as the standard for such performance measurement in Ontario."

National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis and tracking services to the healthcare industry. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically satisfaction and health status, of their patients and/or members.

This press release includes "forward-looking" statements related to the Company that can generally be identified as describing the Company's future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.

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